Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger
212-415-3393

Omnicom Reports Second Quarter 2011 Results

NEW YORK, JULY 19, 2011 - Omnicom Group Inc. (NYSE-OMC) today announced that its net income for the second quarter of 2011 increased 13.1% to $275.1 million from $243.3 million in the second quarter of 2010. Omnicom’s diluted net income per common share in the second quarter of 2011 increased 21.5% to $0.96 per share from $0.79 per share in the second quarter of 2010.

Worldwide revenue increased 14.7% to $3,487.4 million from $3,041.2 million in the second quarter of 2010. Domestic revenue for the second quarter of 2011 increased 7.8% to $1,764.2 million compared to $1,636.9 million in the second quarter of 2010. International revenue increased 22.7% to $1,723.2 million compared to $1,404.3 million in the second quarter of 2010.

Omnicom’s net income for the six months ended June 30, 2011 increased 17.3% to $477.0 million from $406.7 million in the same period in 2010. Omnicom’s diluted net income per common share for the six months ended June 30, 2011 increased 26.9% to $1.65 per share in 2011 from $1.30 per share in the same period in 2010.

Worldwide revenue for the six months ended June 30, 2011 increased 11.4% to $6,638.8 million from $5,961.2 million in the same period in 2010. Domestic revenue for the six months ended June 30, 2011 increased 5.8% to $3,416.8 million from $3,229.7 million in the same period in 2010. International revenue for the six months ended June 30, 2011 increased 18.0% to $3,222.0 million from $2,731.5 million in the same period in 2010.

437 Madison Avenue, New York, NY 10022 (212) 415-3600 Fax (212) 415-3530

Omnicom Group Inc.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our second quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(Dollars in Millions, Except Per Share Data)

Three Months Ended June 30,	2011	2010

Revenue	$3,487.4	$3,041.2

Operating expenses, excluding amortization of intangibles	2,976.0	2,609.4

Earnings before interest, taxes and
amortization of intangibles (a)	511.4	431.8

Amortization of intangibles	23.3	16.4

Operating income	488.1	415.4

Net interest expense	27.6	23.7

Income before income taxes	460.5	391.7

Income tax expense	158.1	133.2

Income from equity method investments	4.8	10.3

Net Income	307.2	268.8

Less: Net income attributed to noncontrolling interests	32.1	25.5

Net Income - Omnicom Group Inc.	275.1	243.3

Less: Net income allocated to participating securities	2.9	2.2

Net income available for common shares	$272.2	$241.1

Net income per common share - Omnicom Group Inc.

Basic	$0.98	$0.80
Diluted	$0.96	$0.79

Weighted average shares (in millions)

Basic	278.7	302.3
Diluted	283.7	307.0

Dividend declared per common share	$0.25	$0.20

(a)	Earnings before interest, taxes and amortization of intangibles (“EBITA”) is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Management uses EBITA as an additional operating performance measure, which excludes acquisition related amortization expense, because it believes that EBITA is a useful measure to evaluate the performance of our businesses. EBITA is not, nor should not be used as a substitute for Operating Income, as determined in accordance with U.S. GAAP.

Omnicom Group Inc.

(Unaudited)
(Dollars in Millions, Except Per Share Data)

Six Months Ended June 30,	2011	2010

Revenue	$6,638.8	$5,961.2

Operating expenses, excluding amortization of intangibles	5,784.6	5,222.1

Earnings before interest, taxes and
amortization of intangibles (a)	854.2	739.1

Amortization of intangibles	43.9	32.7

Operating income	810.3	706.4

Net interest expense	59.9	47.8

Income before income taxes	750.4	658.6

Income tax expense	231.9	223.9

Income from equity method investments	5.9	15.0

Net Income	524.4	449.7

Less: Net income attributed to noncontrolling interests	47.4	43.0

Net Income - Omnicom Group Inc.	477.0	406.7

Less: Net income allocated to participating securities	4.9	4.0

Net income available for common shares	$472.1	$402.7

Net income per common share - Omnicom Group Inc.

Basic	$1.68	$1.32
Diluted	$1.65	$1.30

Weighted average shares (in millions)

Basic	281.2	304.3
Diluted	286.1	308.7

Dividend declared per common share	$0.50	$0.40

(a)	Earnings before interest, taxes and amortization of intangibles (“EBITA”) is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Management uses EBITA as an additional operating performance measure, which excludes acquisition related amortization expense, because it believes that EBITA is a useful measure to evaluate the performance of our businesses. EBITA is not, nor should not be used as a substitute for Operating Income, as determined in accordance with U.S. GAAP.